Exhibit 99.1

April 4, 2022

Dear Fellow Shareholders:

2021 was another challenging year as the world continued to grapple with the lingering impact of the COVID-19 pandemic. I am proud of the way Invacare team members rose to the occasion to provide an uninterrupted supply of our essential healthcare solutions for our customers and end-users. Through their hard work and dedication, we were able to overcome significant obstacles. As a company, we remain committed to our mission to Making Life’s Experiences Possible® for all our customers and users of our products.

Business Highlights
As a result of our strong and diversified product portfolio, we delivered mid-single digit revenue growth overall with improvements in all key product categories. At the same time, material and freight costs skyrocketed and ocean-crossing times more than tripled, which impacted our ability to fulfill strong customer demand and reduce our elevated backlog. By remaining agile and flexible, we executed a multitude of short-term actions to service our customers. I am pleased that we were able to deliver relatively stable profitability despite these extraordinary circumstances.

Throughout the year, our innovation team continued to develop and launch new products despite the many external challenges. In our mobility & seating product category, we added a new power wheelchair platform especially designed for users in rugged urban and outdoor environments. In addition, we launched our latest oxygen concentrator system replete with technical innovations that enhance performance and durability. At the same time, we continued to add to our broad line of lifestyle products for safe clinical care in home and professional care facilities.

During the year, we also made continued progress on the next phase of our IT modernization initiative in North America. We have received positive feedback from our customers who are pleased with the convenience of having modern eCommerce capabilities, which improve the customer experience and simplify how we do business. Looking ahead, we anticipate the benefit of expanded margins, lower costs, and reduced working capital as we become more efficient with the new system. In addition, we increased our financial flexibility and strengthened our balance sheet by extending the debt maturity profile to 2026.

As we enter 2022, we anticipate the current economic environment will persist long enough that we should take steps to permanently adapt. Actions include narrowing our portfolio to emphasize products with greater clinical value, which can also be competitively supplied. To enable lower inventory yet still provide great service levels, we expect to make changes to our distribution footprint to conform to post-Covid freight costs and transit times. As a result, these changes will give us the opportunity to reorganize our teams to be better aligned to serve our customers. Taken together, we anticipate these actions will result in sequential improvement in our financial results as the year progresses, paving the way for improved profitability and free cash flow in 2022 and beyond.

Governance Highlights
Invacare’s mission is one of inclusion and we believe that Diversity, Equity and Inclusion (DEI) form a core tenant of our company’s existence. We take this responsibility seriously, from our Board of Directors through to each individual associate. To drive our DEI initiatives, in 2021 we hired a Chief Human Resource Officer whose priority is to ensure that we treat all associates and partners fairly, while also engaging in employment practices that represent the diversity in the world around us.

Invacare Corporation
One Invacare Way, Elyria, OH 44035 USA
440-329-6000 www.invacare.com

On the Environmental, Social and Governance front, over the past four years we have steadily expanded our efforts to ensure that Invacare is a responsible environmental steward. We strive to take a leadership position in making the world a better place.

To ensure that the company remains open to new ideas, we continue to strengthen our Board of Directors by adding experienced leaders with diverse perspectives and backgrounds. We are proud of the gender diversity on our Board, with women comprising half of the independent directors. The addition of our newest Board member in March 2022 brings valuable financial and transformational experience to the Board and further lowers the average tenure of independent directors. As always, we work closely with our Directors who provide strong strategic oversight and challenge us to think differently.

After 19 years of service on our Board of Directors, the past 10 serving as Lead Independent Director, C. Martin Harris, M.D. is retiring when his term expires at the 2022 Annual Meeting. We thank Dr. Harris for his many years of leadership. The Board intends to appoint a successor Lead Independent Director following the Annual Meeting.

Looking Ahead
On behalf of all of us at Invacare, I want to express my gratitude to our shareholders for your continued support. We are working hard to make Invacare even stronger in order to deliver sustainable long-term shareholder value.

Sincerely,

Matthew E. Monaghan
Chairman, President and Chief Executive Officer

Invacare Corporation
One Invacare Way, Elyria, OH 44035 USA
440-329-6000 www.invacare.com